 DISTRIBUTION AGREEMENT

This Agreement, dated February 1, 2019 is between Wilshire Variable Insurance Trust (the “Trust”), a Delaware statutory trust, Wilshire Mutual Funds, Inc. (the Company”), a Maryland corporation (the Trust and the Company are referred to herein as a “Fund Company” and collectively as the “Fund Companies”), and Ultimus Fund Distributors, LLC (“Distributor”), a limited liability company organized under the laws of the State of Ohio.

Background

Each Fund Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and it desires that Distributor act as the Fund Company’s principal underwriter and distribute shares of beneficial interest (the “Shares”) of each of its series listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”). Distributor is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Applicable Law

For the duties and responsibilities under this Agreement, each party is currently abiding and will continue to abide; by all applicable federal and state laws, including without limitation federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including the Financial Industry Regulatory Authority, Inc. (“FINRA”); and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

2.	Appointment of Distributor

2.1.	Each Fund Company retains Distributor to act as the exclusive agent for the distribution of the Shares on behalf of each respective Fund and to perform the distribution services as set forth below (collectively, the “Services”). Distributor accepts such employment to perform the Services. While this Agreement is in force, a Fund Company shall not sell any Shares except on the terms set forth in this Agreement. Notwithstanding any other provision hereof, a Fund Company may terminate, suspend, or withdraw the offering of Shares whenever, in its sole discretion, it deems such action to be desirable.

2.2.	Distributor does not agree to sell any specific number of Shares. Distributor, as agent for each Fund Company, undertakes to sell Shares on a best efforts basis only against orders therefor.

2.3.	Each Fund Company reserves the right to issue any Shares at any time directly to existing holders of Shares (“Shareholders”) or to other persons at not less than the public offering price (as defined below) and to issue Shares in exchange for substantially all the assets of any corporation or trust or for the shares of any corporation or trust.

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3.	Distribution Services

3.1.	Distributor will have the right, as agent for each Fund Company, to enter into dealer agreements with responsible investment dealers, and to sell Shares to such investment dealers against orders therefor at the public offering price (as defined below) stated in the Fund Company’s effective Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, each as amended (the “Securities Act”), including the then-current prospectus and statement of additional information (the “Registration Statement”). Upon receipt of an order to purchase Shares from a dealer with whom Distributor has a dealer agreement, Distributor will promptly cause such order to be filled by the applicable Fund Company.

3.2.	Distributor will also have the right, as agent for each Fund Company, to sell such Shares to the public against orders therefor at the public offering price (as defined below).

3.3.	Distributor will also have the right to take, as agent for each Fund Company, all actions which, in Distributor’s reasonable judgment, are necessary to carry into effect the distribution of the Shares.

3.4.	The “public offering price” for the Shares of each Fund shall be the respective net asset value (“NAV”) of the Shares of that Fund then in effect, plus any applicable sales charge determined in the manner set forth in the Registration Statement or as permitted by the 1940 Act and the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”)or other applicable regulatory agency or self-regulatory organization under the oversight of the SEC. In no event shall any applicable sales charge exceed the maximum sales charge permitted by the Rules of FINRA.

3.5.	The NAV of the Shares of each Fund shall be determined in the manner provided in the Registration Statement, and when determined shall be applicable to transactions as provided for in the Registration Statement. The NAV of the Shares of each Fund shall be calculated by the applicable Fund Company or by another entity on behalf of the Fund Company. Distributor shall have no duty to inquire into or liability for the accuracy of the NAV per Share as calculated.

3.6.	On every sale, the applicable Fund Company shall receive the applicable NAV of the Shares promptly, but in no event later than the third business day following the date on which Distributor shall have received an order for the purchase of the Shares.

3.7.	Upon receipt of purchase instructions, Distributor will transmit such instructions to the applicable Fund Company or its transfer agent for the issuance and registration of the Shares purchased.

3.8.	Distributor, as agent of and for the account of each Fund Company, may repurchase the Shares at such prices and upon such terms and conditions as shall be specified in the Registration Statement.

3.9.	Distributor shall maintain membership with the National Securities Clearing Corporation (“NSCC”) and any other similar successor organization to sponsor a participant number for the Funds so as to enable the Shares to be traded through FundSERV. The Distributor shall not be responsible for any operational matters associated with FundSERV or networking transactions.

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3.10.	Distributor will review all proposed advertising materials and sales literature for compliance with Applicable Law and shall file such materials with appropriate regulators as required by current laws and regulations. Distributor agrees to furnish each Fund Company with any comments provided by regulators with respect to such materials.

3.11.	Distributor shall prepare or cause to be prepared reports for the Board of Trustees/Directors (the “Board”) of the Fund Companies regarding its activities under this Agreement as reasonably requested by the Board, including reports regarding the use of assets accrued pursuant to a Rule 12b-1 plan adopted by the Fund Companies, if any.

4.	Allocation of Charges and Expenses

4.1.	Distributor shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement.

4.2.	In the performance of its obligations under this Agreement, Distributor will pay only the costs incurred in qualifying as a broker or dealer under state and federal laws and in establishing and maintaining its relationships with the dealers selling the Shares. All other costs in connection with the offering of the Shares will be paid by a Fund Company, a Fund, or the Funds’ investment adviser (the “Advisor”) in accordance with agreements between them as permitted by Applicable Law. These costs include, but are not limited to, distribution fees, shareholder servicing fees, set-up costs, or other fees or compensation paid to the dealers or others selling or servicing the Shares, licensing fees, filing fees (including to FINRA), travel expenses, and such other expenses as may be incurred by Distributor on behalf of a Fund Company or a Fund.

5.	Compensation

5.1.	A Fund Company, a Fund, or its investment advisor(s) in accordance with agreements between them as permitted by Applicable Law shall pay for the Services to be provided by Distributor under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to this Agreement (“Fee Letter”), which may be amended from time to time. The Fee Letter is incorporated by reference into this Agreement.

5.2.	If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Distributor’s compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the Fee Letter. A Fund Company, a Fund, or the Advisor shall promptly pay Distributor’s compensation for the preceding month.

5.3.	In the event that the SEC, FINRA, or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to underwriters or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Distributor as mutually agreed to by the parties.

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5.4.	In the event that any fees are disputed, a Fund Company, a Fund, or the Advisor shall, on or before the due date, pay all undisputed amounts due hereunder and notify Distributor in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Distributor provides to the Fund Company documentation which reasonably supports the disputed charges.

6.	Maintenance of Books and Records; Record Retention

6.1.	Distributor shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by Applicable Law.

6.2.	Ownership of Records

A.	Distributor agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the applicable Fund Company or Fund.

B.	Distributor agrees to provide the Client Records of a Fund Company or a Fund upon request, and to make such books and records available for inspection by the Fund Company, a Fund, or its regulators.

C.	Distributor agrees to furnish to a Fund Company or a Fund, at the expense of the Fund Company or Fund, all Client Records in the electronic or other medium in which such material is then maintained by Distributor upon termination of this Agreement. Unless otherwise required by Applicable Law, Distributor shall promptly turn over to a Fund Company or Fund, or, upon the written request of the Fund Company or Fund, destroy the Client Records maintained by Distributor pursuant to this Agreement.

6.3.	Distributor agrees to keep confidential all Client Records, except when required to divulge such information by duly constituted authorities or court process.

6.4.	If Distributor is required to divulge such information by duly constituted authorities or court process, Distributor shall, unless prohibited by law, promptly notify the applicable Fund Company or Fund of such request(s) so that the Fund Company or Fund may seek an appropriate protective order.

7.	Effective Date

This Agreement shall become effective as of the date first written above with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the “Agreement Effective Date”).

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8.	Subcontracting

Distributor may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Distributor shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, that Distributor shall be responsible, to the extent provided in Section 11, for all acts of a subcontractor.

9.	Term; Amendments; Successor Investment Company

9.1.	Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 9, for a period of 2 years from the date first written above (the “Initial Term”).

9.2.	Renewal Terms. Immediately following the Initial Term this Agreement shall renew for successive 1-year periods (a “Renewal Term”) subject to annual approval of such continuance by the Board, including the approval of a majority of the Board members who are not interested persons of a Fund Company or of Distributor by vote cast in person at a meeting called for the purpose of voting on such approval.

9.3.	Termination. A party may terminate this Agreement under the following circumstances.

A.	Assignment. This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment, as that term is defined in the 1940 Act, by Distributor.

B.	Termination. Either a Fund Company or Distributor may at any time terminate this Agreement with respect to any Fund on sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party.

C.	Final Payment. Any unpaid compensation or reimbursement of expenses is due to Distributor within 15 calendar days of the termination date provided in the notice of termination.

D.	Transition. Upon termination of this Agreement, Distributor will cooperate with any reasonable request of a Fund Company to effect a prompt transition to a new underwriter selected by the Fund Company. Distributor shall be entitled to collect from a Fund Company, a Fund and/or the Advisor, in addition to the compensation described in the applicable Fee Letter, the amount of all of Distributor’s cash disbursements reasonably made for services in connection with Distributor’s activities in effecting such termination, including without limitation, the delivery to the Fund Company or its designees the Fund Company’s property, records, instruments, and documents.

9.4.	Amendments. This Agreement may be amended only if such amendment is approved (i) by Distributor and (ii) by the Board of a Fund Company, including the approval of a majority of the Board members who are not interested persons of the Fund Company or of Distributor by vote cast in person at a meeting called for the purpose of voting on such approval.

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10.	Additional Funds or Classes of Shares

In the event that a Fund Company establishes one or more series or classes of shares after the Agreement Effective Date, each such series or class of shares shall become a Fund or class of shares of a Fund (if applicable), under this Agreement and shall be added to Schedule A, subject to approval by the Board, including the approval of a majority of the Board members who are not interested persons, by vote cast in person at a meeting called for the purpose of voting on such approval.

11.	Standard of Care; Limits of Liability; Indemnification

11.1.	Standard of Care. Each party's duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of willful misfeasance, bad faith, fraud, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

11.2.	Limits of Liability

A.	Distributor shall not be liable for any Losses (as defined below) arising from the following:

(1)	performing Services or duties pursuant to any instruction, notice, or other instrument that Distributor reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of a Fund Company or any Fund;

(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Distributor’s reasonable control; and

(4)	any error, action or omission by a Fund Company or other past underwriter.

B.	Distributor may apply to a Fund Company at any time for instructions and may consult with counsel for the Fund Company or a Fund, counsel for the Fund Company’s independent Board members, and with accountants and other experts with respect to any matter arising in connection with Distributor’s duties or the Services. Distributor shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

C.	A copy of the Trust’s Certificate of Trust is on file with the Secretary of the State of Delaware and a copy of the Company’s Articles of Incorporation is on file with the State Department of Assessments and Taxation of Maryland, and notice is hereby given that this Agreement is executed on behalf of each Fund Company and not the Board members individually and that the obligations of this Agreement are not binding upon any of the Board members, officers, or Shareholders individually but are binding only upon the assets and property of the a particular Fund Company (or if the matter relates only to a particular Fund, that Fund), and Distributor shall look only to the assets of the particular Fund Company (or the particular Fund), for the satisfaction of such obligations.

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D.	Distributor shall not be held to have notice of any change of authority of any officer, agent, representative, or employee of a Fund Company, the Advisor, or any of the Fund Company’s other service providers, until receipt of written notice from the Trust.

E.	Each Fund Company has and retains primary responsibility for oversight of all compliance matters relating to its respective Funds, including but not limited to compliance with the 1940 Act and the USA PATRIOT Act of 2001. Distributor’s monitoring and other functions hereunder shall not relieve the Fund Company of its primary day-to-day responsibility for overseeing such compliance.

F.	For the avoidance of doubt, the provisions of this Section 11.2 shall not relieve Distributor of potential liability to a Fund Company to the extent that damages to the Fund Company are caused by an act or omission of Distributor in violation of the standard of care described in Section 11.1.

G.	In no event shall either party be liable for trading losses special, incidental, punitive, indirect, consequential or exemplary damages or lost profits or other indirect damages, whether or not such damages were foreseeable or Distributor was advised of the possibility thereof.

11.3.	Indemnification

A.	Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees or directors, officers, employees, and other agents (collectively, the “Indemnitees”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith, fraud or gross negligence; (2) any violation of Applicable Law by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.	Upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

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11.4.	The provisions of this Section 11 shall survive termination of this Agreement.

12.	Force Majeure

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, or (unless such failures are within such party’s reasonable control) failure of the mails, transportation, communication, or power supply.

13.	Representations and Warranties

13.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

A.	It is a corporation, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

B.	To the extent required by Applicable Law, it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

C.	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by the Agreement.

D.	This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

E.	Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

13.2.	Representations of the Fund Companies. Each Fund Company represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

A.	(1) No Shares of a Fund will be offered to the public until the Fund Company’s Registration Statement under the Securities Act and the 1940 Act has been declared or becomes effective, and (2) the Shares are validly authorized and, when issued in accordance with the description in the Registration Statement, will be fully paid and nonassessable.

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B.	It shall seek to cause the Advisor, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for each Fund to cooperate with Distributor and to provide it with such information, documents, and advice relating to the Fund as appropriate or requested by Distributor, in order to enable Distributor to perform its duties and obligations under this Agreement.

C.	To the knowledge of the Fund Company and the Funds, the Fund Company’s Declaration of Trust or Articles of Incorporation, as applicable (each, a “Charter”), Bylaws, Registration Statement and any advertising materials and sales literature prepared by the Trust or its agent are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with Applicable Law.

D.	Any officer of a Fund Company shall be considered an individual who is authorized to provide Distributor with instructions and requests on behalf of the Fund Company (an “Authorized Person”) (unless such authority is limited in a writing from the Fund Company and received by Distributor) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Distributor the names of the Authorized Persons from time to time.

E.	Each Fund Company owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or use in the conduct of the Fund Company’s business and for the offer, issuance, distributions and sale of the Shares in accordance with the terms of the Registration Statement and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

F.	Each Fund Company shall not file any amendment to the Registration Statement that amends any provision therein which pertains to Distributor, the distribution of the Shares or the applicable sales loads or public offering price without giving Distributor reasonable advance notice thereof; provided, however, that nothing contained in this Agreement shall in any way limit the Fund Company’s right to file at any time such amendments to the Registration Statement, of whatever character, as the Fund Company may deem advisable, such right being in all respects absolute and unconditional.

13.3.	Representations of the Distributor. The Distributor represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

A.	The various procedures and systems which Distributor has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records and other data of a Fund Company’s and Distributor’s records, data, equipment facilities, and other property used in the performance of its obligations hereunder, are adequate and that Distributor will make such changes therein as are required for the secure performance of its obligations hereunder.

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B.	It will maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to Distributor’s services under this Agreement, will provide a certification to such effect upon reasonable request of a Fund Company, and will provide certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by a Fund Company.

14.	Insurance

14.1.	Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

14.2.	Notice of Claims. As it relates to the Services provided under this Agreement, each party shall notify the other party of any material claims against the notifying party under such insurance, whether or not the party is covered by insurance, and, if requested by the non-notifying party, the notifying party shall aggregate and disclose all outstanding claims against the notifying party.

14.3.	Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

15.	Information Provided

15.1.	Information Provided By The Fund Companies Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, each Fund Company will furnish to Distributor the following:

A.	copies of the Charter and of any amendments thereto, certified by the proper official of the state in which such document has been filed to the extent such document is required to be filed in any state;

B.	the Fund Company’s Bylaws and any amendments thereto;

C.	certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Fund Company to execute and deliver this Agreement and authorization for specified officers of the Fund Company to instruct Distributor thereunder;

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D.	a list of all the officers of the Fund Company, together with specimen signatures of those officers who are authorized to instruct Distributor in all matters;

E.	the Funds’ most recent audited financial statements;

F.	the Fund Company’s Registration Statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act and the 1940 Act;

G.	copies of the current plan of distribution adopted by the Fund Company under Rule 12b-1 under the 1940 Act for each Fund, if applicable;

H.	contact information for each Fund’s service providers, including but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel and chief compliance officer;

I.	a copy of procedures adopted by the Fund Company in accordance with Rule 38a-1 under the 1940 Act; and

J.	any material correspondence or other communication by the SEC, FINRA, any government or self-regulatory organization or its staff relating to any advertising or sales literature of the Funds, including any related to examinations of the Fund Company or the Funds, requests by the SEC for amendments to the Registration Statement.

15.2.	Information Provided By the Fund Companies After the Agreement Effective Date. After the Agreement Effective Date, each Fund Company will furnish to Distributor any amendments to the items listed in Section 15.1 and promptly provide notice of the following:

A.	any material correspondence or other communication by the Securities Exchange Commissions (the “SEC”), FINRA, any government or self-regulatory organization or its staff relating to any advertising or sales literature of the Funds, including any related to examinations of the Trust and any requests by the SEC for amendments to the Registration Statement;

B.	the happening of any event which makes untrue any statement of material fact made in the Registration Statement or which requires the making of a change in such Registration Statement in order to make the statements therein not misleading;

C.	if the Fund Company determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise or to suspend the redemption of Shares of any Fund at any time as permitted by Applicable Law, and

D.	the commencement of any litigation or proceedings against the Fund Company or any of its Board members or directors in connections with the issue and sales of any of the Shares.

15.3.	Information Provided by Distributor. Prior to the Agreement Effective Date, Distributor will furnish to each Fund Company a copy of its Compliance Program. After the Agreement Effective Date, Distributor will furnish to each Fund Company any amendments to its Compliance Program.

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15.4.	Advertising. Each Fund Company represents that it will not use or authorize the use of any advertising or sales material unless and until such materials have been approved and authorized for use by the Distributor.

16.	Compliance with Law and Rules of FINRA

16.1.	The applicable Fund Company assumes full responsibility for the contents of each prospectus of a Fund, except to the extent such information was furnished to the Fund Company by Distributor.

16.2.	Distributor will require each dealer with whom Distributor has a dealer agreement to conform to the applicable provisions hereof and the Registration Statement with respect to the public offering price of the Shares, and neither Distributor nor any such dealers shall withhold the placing of purchase orders so as to make a profit thereby.

16.3.	Distributor agrees to furnish to a Fund Company sufficient copies of any agreements, plans or other materials it intends to use in connection with any sales of Shares in reasonably adequate time for the Fund Company to file and clear them with the proper authorities before they are put in use, and not to use them until so filed and cleared. At the request of a Fund Company, Distributor will assume responsibility for the review and clearance of all advertisements and sales literature.

16.4.	Distributor, at its own expense, will qualify as dealer or broker, or otherwise, under all Applicable Law required in order that the Shares may be sold in such States as may be mutually agreed upon by the parties.

16.5.	Distributor shall not make or permit any representative, broker, or dealer to make, in connection with any sale or solicitation of a sale of the Shares, any representations concerning the Shares except those contained in the then current Registration Statement covering the Shares and in printed information approved by the Trust as information supplemental to such Registration Statement. Copies of the then effective Registration Statement and any such printed supplemental information will be supplied by the Trust to Distributor in reasonable quantities upon request.

17.	Privacy and Confidentiality

17.1.	Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or Shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

A.	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

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B.	any unpublished information concerning research activities and plans, customers, clients, Shareholders, strategies and plans, costs, operational techniques;

C.	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

D.	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

17.2.	Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the applicable Fund Company. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

17.3.	Treatment of Confidential Information

A.	Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

B.	Each party agrees that:

(1)	The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement;

(2)	Without limiting the foregoing, the Receiving Party shall apply at least the same degree of reasonable care used for its own confidential and proprietary information to avoid disclosure or use of Confidential Information under this Agreement;

(3)	The Receiving Party may disclose or provide access only to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements, and the Receiving Party or its employees may make copies of Confidential Information only to the extent reasonably necessary to carry out the obligations under this Agreement; and

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(4)	The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

17.4.	Severability. This provision and the obligations under this Section 17 shall survive termination of the Agreement.

18.	Press Release

Within the first 60 days of the Agreement Effective Date, each Fund Company agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Distributor; provided that Distributor must obtain the Fund Company’s prior written consent prior to publication of such release, which consent may only be reasonably denied by the Fund Company.

19.	Non-Exclusivity

The services of Distributor rendered to the Fund Companies are not deemed to be exclusive. Except to the extent necessary to perform Distributor’s obligations under this Agreement, nothing herein shall be deemed to limit Distributor’s right, or the right of any of Distributor’s managers, officers, or employees (who also may be a Board member, officer or employee of a Fund Company), or persons who are otherwise affiliated persons of the Fund Company to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person. Nothing in this Agreement shall prevent Distributor or any affiliated person (as defined in the 1940 Act) of Distributor from acting as distributor for any other person, firm or corporation (including other investment companies) or in any way limit or restrict Distributor or any such affiliated person from buying, selling or trading any securities for its or their own account or for the accounts of others from whom it or they may be acting; provided, however, that Distributor expressly represents that it will undertake no activities which, in its reasonable judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

20.	Dispute Resolution

20.1.	In the event of a dispute between or among the parties relating to or arising in whole or in part of this Agreement or the relationship of the parties, the parties (a) hereby irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject to personally to the jurisdiction of the above-named courts, that is property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court. The parties also hereby waive the right to a trial by jury.

20.2.	Each party agrees that any other party’s violation of the provisions of Section 17 (Privacy and Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law. Therefore, the parties agree that, in the event either party breaches or threatens to breach said provision or covenant, the other party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

Ultimus Distribution Agreement	February 1, 2019	Page 14 of 19

20.3.	Whenever either party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of 30 days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers. This Section 19.03 shall not prohibit either party from seeking, at any time, equitable relief as permitted under Section 19.02.

21.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by facsimile, electronic mail, or certified mail at the following address.

21.1.	If to a Fund Company:

[Name of Fund Company]

Attn: Secretary

1299 Ocean Avenue, Suite 700

Santa Monica, California 90401

With a copy to:

Renee M. Hardt

Vedder Price P.C.

222 N. LaSalle Street

Chicago, Illinois 60601

Facsimile: (312) 609-5005

E-Mail: rhardt@vedderprice.com

21.2.	If to Distributor:

Ultimus Fund Distributors, LLC

Attn: General Counsel

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Facsimile: (513) 587-3437

E-mail: FundAdmin@ultimusfundsolutions.com

22.	General Provisions

22.1.	Incorporation by Reference. This Agreement and its schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

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22.2.	Conflicts. In the event of any conflict between this Agreement and any Appendices, this Agreement shall control.

22.3.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

22.4.	Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

22.5.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

22.6.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

22.7.	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

The parties duly executed this Agreement as of the date first written above.

	Wilshire Variable Insurance Trust Wilshire Mutual Funds, Inc.		Ultimus Fund Distributors, LLC

By:	/s/ Jason Schwarz	By:	/s/ Kevin Guerette

Name:	Jason Schwarz	Name:	Kevin Guerette
Title:	President	Title:	President

Ultimus Distribution Agreement	February 1, 2019	Page 16 of 19

SCHEDULE A

To the

Distribution Agreement

between

Wilshire Variable Insurance Trust and

Wilshire Mutual Funds, Inc.

And

Ultimus Fund Distributors, LLC

Dated February 1, 2019

Fund Portfolios

Wilshire Mutual Funds, Inc.

Large Company Growth Portfolio

Large Company Value Portfolio

 Small Company Growth Portfolio

Small Company Value Portfolio

Wilshire 5000 IndexSM Fund

 Wilshire International Equity Fund

Wilshire Income Opportunities Fund

Wilshire Variable Insurance Trust

 Wilshire Global Allocation Fund

Ultimus Distribution Agreement	February 1, 2019	Page 17 of 19

Distribution Fee Letter

This Fee Letter applies to the Services provided by Ultimus Fund Distributors, LLC (“Distributor”) to Wilshire Variable Insurance Trust and Wilshire Mutual Funds, Inc. (each a “Fund Company” and collectively, the “Fund Companies”), on behalf of each applicable Fund listed on Schedule A (the “Funds”), pursuant to the Distribution Agreement, dated February 1, 2019.

1.	Fees

1.1.	For the Distribution Services provided under the Distribution Agreement, Distributor shall be entitled to receive an annual fee of $[] from each Fund listed on Schedule A and/or from the investment advisor(s) to such Fund(s) (the “Advisor”), paid on the first business day following the end of each month, or at such time(s) as Distributor shall request and the parties hereto shall agree.

1.2.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. A Fund Company, a Fund and/or the Advisor agrees to pay all fees within 30 days of receipt of each invoice. Distributor retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Distributor of the Fund Company’s, the Fund’s or the Advisor’s default or prevent Distributor from exercising any other rights and remedies available to it.

2.	Out-Of-Pocket Expenses

In addition to the above fees, the a Fund Company, a Fund and/or the Advisor will reimburse Distributor for certain out-of-pocket expenses incurred on the Fund Company’s behalf, including but not limited to NSCC Fund/SERV fees and any expenses approved by the Fund Company (or, with respect to a Fund, its investment advisor). All other costs in connection with the offering of the shares of beneficial interest (the “Shares”) will be paid by the Fund Company, a Fund, or the Advisor in accordance with agreements between them as permitted by Applicable Law as discussed in Section 4.2 of the Distribution Agreement.

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated by either party as provided under Section 9 of the Distribution Agreement, until the expiration of the Distribution Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall renew for successive 1-year periods (each a “Renewal Term”) subject to annual approval of such continuance by the Board of the Trust, including the approval of a majority of the Board members of the Fund Company who are not interested persons of the Fund Company or of Distributor by vote cast in person at a meeting called for the purpose of voting on such approval.

4.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Ultimus Distribution Agreement	February 1, 2019	Page 18 of 19

Distribution Fee Letter dated February 1, 2019.

	Wilshire Variable Insurance Trust Wilshire Mutual Funds, Inc.		Ultimus Fund Distributors, LLC

By:	/s/ Jason Schwarz	By:	/s/ Kevin Guerette

Name:	Jason Schwarz	Name:	Kevin Guerette
Title:	President	Title:	President

Ultimus Distribution Agreement	February 1, 2019	Page 19 of 19